EXHIBIT 99.1

News Release

US Oncology Holdings, Inc. Announces Proposed Sale of Senior Floating Rate PIK Toggle Notes

By: US Oncology Public Relations

Houston – February 20, 2007. US Oncology Holdings, Inc. (the “Company”) today announced that it intends to offer an aggregate of $400 million of senior unsecured floating rate PIK toggle notes (the “New Floating Rate Notes”) in a private offering to institutional investors pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The New Floating Rate Notes will be general unsecured obligations of the Company, and bear interest at a floating rate that will be reset semi-annually based upon LIBOR plus an additional percentage. Subject to certain limitations, the New Floating Rate Notes will offer the Company the option of making periodic interest payments or adding accrued interest to the principal balance of the New Floating Rate Notes.

The net proceeds of the issuance of the New Floating Rate Notes will be used to refinance the Company’s existing senior floating rate notes, including payment of a redemption premium on those notes, to pay a dividend to the Company’s stockholders, and to pay related fees and expenses. Subject to acceptable market and interest rate conditions, the consummation of an amendment to the Company’s credit facilities, and other customary conditions, the Company anticipates that it will issue the New Floating Rate Notes during March 2007.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. The Company will be offering the New Floating Rate Notes in reliance upon exemptions from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The New Floating Rate Notes have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About US Oncology Holdings, Inc.

The Company conducts all of its operations through its wholly owned subsidiary, US Oncology, Inc., headquartered in Houston, Texas. US Oncology is one of the nation’s largest cancer treatment and research networks. US Oncology provides extensive services and support to its affiliated cancer care sites nationwide to help them expand their offering of the most advanced treatments and technologies, build integrated community-based cancer care centers, improve their therapeutic drug management programs, and participate in many of the new cancer-related clinical research studies. US Oncology also provides a broad range of services to pharmaceutical manufacturers, including product distribution and informational services such as data reporting and analysis.

US Oncology is affiliated with 1,067 physicians operating in 425 locations, including 91 radiation oncology facilities in 37 states.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties and there can be no assurance that the offering will be completed on the terms described herein, or at all. Please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for 2005, and subsequent filings, for a more extensive discussion of factors that could cause actual results to differ materially from the Company’s expectations.